CORRECTED ARTICLES OF MERGER
                                         OF
                            SELECT MEDIA COMMUNICATIONS, INC.
                               (a New York corporation)

                                    With and into

                            SELECT MEDIA COMMUNICATIONS, INC.
                                (a Wyoming corporation)


PURSUANT TO Wyoming Revised Statutes, 17-16-1101, the following Corrected Articles of Merger are herewith filed of record:

1. The names and jurisdictions of each constituent entity in the Merger are:

		SELECT MEDIA COMMUNICATIONS, INC., a New York corporation
			And
		SELECT MEDIA COMMUNICATIONS, INC., a Wyoming corporation.

	The surviving entity in the merger is SELECT MEDIA COMMUNICATIONS, INC. a Wyoming corporation. The non-surviving entity, SELECT MEDIA COMMUNICATIONS, INC., a New York corporation, shall merge into and become part of the surviving entity.

2.	The Plan of Merger consists of the following:

(a)	SELECT MEDIA COMMUNICATIONS, INC., a New York corporation and SELECT
MEDIA COMMUNICATIONS, INC., a Wyoming corporation, shall merge and the surviving entity shall be SELECT MEDIA COMMUNICATIONS, INC., a Wyoming corporation.
(b) The terms of the merger are that it is effective upon filing with the
(c) State of Wyoming without condition or precedent.
(c)	All shares outstanding in the non-surviving entity shall be adopted and accepted by the surviving entity in the manner provided herein and all holders of validly issued, fully paid and non-assessable securities (as stated on the face of such securities) shall be entitled to exchange securities of the same force and effect except as provided herein:

a.	Common shares for common shares on the basis and ratio of One Hundred
(100) shares of SELECT MEDIA COMMUNICATIONS, INC., a New York corporation shall be exchanged for each one (1) share of SELECT MEDIA COMMUNICATIONS, INC., a Wyoming corporation and
b.	Preferred shares of SELECT MEDIA COMMUNICATIONS, INC., a New York corporation shall be converted into common shares of SELECT MEDIA COMMUNICATIONS, INC., a Wyoming corporation, on the basis of the stated conversion ratio provided being Fifty (50) shares of SELECT MEDIA COMMUNICATIONS, INC., a Wyoming corporation for each share of preferred stock converted.
c. Each holder of such securities shall have the right to exchange same with the transfer agent of the surviving entity on the basis provided above.

3.	A resolution regarding Merger was adopted by the Board of Directors of each entity and approved by a majority of the outstanding voting shares by written consent on January 17, 2005.

4. 	Approval of the shareholders of SELECT MEDIA COMMUNICATIONS, INC., the
Wyoming corporation, is required to approve the merger and was obtained by majority written consent of the shareholders on January 17, 2005.

5.	The Articles of Incorporation of SELECT MEDIA COMMUNICATIONS, INC., the
Wyoming corporation, shall continue as the Articles of Incorporation of the surviving entity.

6.	The complete signed resolutions and approval by shareholders are on file at the principal place of business of the surviving entity: SELECT MEDIA COMMUNICATIONS, INC., 520 South Fourth Avenue, Louisville, KY 40202-2577

SELECT MEDIA COMMUNICATIONS, INC.


By: __/s/ James A. Reskin____________________
       James A. Reskin, President

January 19, 2005